Exhibit 99.1
Contact: Michael Bermish
Investor Relations Officer
(803) 835-2238
FOR IMMEDIATE RELEASE
WELLMAN APPOINTS CHIEF OPERATING OFFICER
January 8, 2008, Fort Mill, SC — Wellman, Inc. (OTC:WMAN.PK) announces the promotion of Mark Ruday to Chief Operating Officer reporting to Tom Duff, Wellman’s Chief Executive Officer and Chairman of the Board of Wellman, Inc. Mr. Duff stated, “Mark has provided important leadership and this promotion formalized the role he was performing. His leadership will help maintain our focus on business operations while exploring strategic alternatives for the Company. We expect that he will continue to add significant value to the Company in his new position.”
Reporting to Mr. Ruday will be Steve Ates, Vice President of Sales and Marketing, Ian Shaw, Vice President of Manufacturing and Research & Development, and Barry Taylor, Vice President of Human Resources and Safety, Health, and Environmental.
Mr. Ruday has held various operations and accounting positions in the Company, including his current position of Vice President, Business Operations and prior to that as Vice President, Controller and Chief Accounting Officer. He is a graduate of Brown University with a dual degree in Economics and Organizational Behavior & Management and received a Masters Degree in Accounting from Bryant College.
Wellman, Inc. manufactures and markets high-quality polyester products, including PermaClear® brand PET (polyethylene terephthalate) packaging resins and Fortrel® brand polyester fibers.
Forward-Looking Statements
Statements contained in this release that are not historical facts, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. These statements are made as of the date hereof based upon current expectations, and we undertake no obligation to update this information. These forward-looking statements involve certain risks and uncertainties, including, but not limited to: reduced raw material margins; availability and cost of raw materials; reduced sales volumes; increase in costs; volumes of textile imports; prices and volumes of polyester staple fiber and PET resin imports; the actions of our competitors; the financial condition of our customers; availability of financing, changes in financial markets, interest rates, credit ratings, changes in tax risks; inability to execute our strategy; environmental risks and foreign currency exchange rates; natural disasters, regulatory changes; U.S., European, Asian and global economic conditions; work stoppages; levels of production capacity and profitable operations of assets; prices of competing products; acts of terrorism; and maintaining the operations of our existing production facilities. Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see our Form 10-K for the year ended December 31, 2006.